                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                           Sterling Chemicals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transactions applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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

                            STERLING CHEMICALS, INC.
                               1200 SMITH STREET
                                   SUITE 1900
                           HOUSTON, TEXAS 77002-4312

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 24, 1996

To the Stockholders of Sterling Chemicals, Inc.:

  An Annual Meeting of Stockholders of Sterling Chemicals, Inc. (the "Company") will be held at Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas at 9:00 A.M., Houston time, on Wednesday, January 24, 1996 for the following purposes:

    1. To elect seven directors to serve until the 1997 Annual Meeting and until their successors are duly elected and qualified;

    2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors of the books and accounts of the Company for the fiscal year ending September 30, 1996; and

    3. To consider and act upon such other business as may properly come before the meeting or any adjournment(s) thereof.

  Stockholders of record at the close of business on November 27, 1995 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

  You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly in the accompanying envelope.

                                          By Order of the Board of Directors

                                          /s/  F. MAXWELL EVANS

                                          F. Maxwell Evans
                                          Secretary

Houston, Texas
December 21, 1995

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

  TO ENSURE REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

                            STERLING CHEMICALS, INC.
                               1200 SMITH STREET
                                   SUITE 1900
                           HOUSTON, TEXAS 77002-4312
                                 (713) 650-3700

                                                               December 21, 1995

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 24, 1996

INTRODUCTION

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Chemicals, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, January 24, 1996, and at any adjournment(s) thereof (the "Annual Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice. The Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about December 21, 1995.

PROXIES

  The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies that are properly signed and returned but on which no specification has been made by the stockholder will be voted for the election to the Board of Directors of the nominees named herein and in favor of ratification of the appointment of Arthur Andersen LLP as the independent auditors of the books and accounts of the Company for the fiscal year ending September 30, 1996. The enclosed form of proxy may be revoked at any time prior to the exercise thereof by executing a new proxy with a later date, by voting in person at the Annual Meeting, or by giving written notice to the Secretary of the Company of revocation at any time before the proxy is voted at the Annual Meeting.

VOTING SECURITIES

  Stockholders of record at the close of business on November 27, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. As of November 27, 1995, the issued and outstanding voting securities of the Company consisted of 55,673,991 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting. In the election of directors, each share is entitled to cast one vote for each director to be elected; cumulative voting is not permitted.

QUORUM AND OTHER MATTERS

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "broker non-vote") for voting on some or all other matters.

  Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions or broker non-votes will not affect the election of the candidates receiving the plurality of votes.

  All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

  Votes at the Annual Meeting will be tabulated by an Inspector of Election appointed by the Company.

  The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.

                             ELECTION OF DIRECTORS

  Directors will be elected by the favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. The Board of Directors recommends a vote FOR each of the nominees listed and, unless authority to vote for the election of directors is withheld as to any or all nominees, all shares represented by proxies will be voted for the election of the nominees listed. If authority to vote for the election of directors is withheld as to any but not all of the nominees listed, all shares represented by any such proxy will be voted for the election of the nominees as to whom authority is not withheld. If a nominee becomes unavailable for any reason before the election, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unavailable. Any vacancy occurring following the election of directors may be filled by the Board of Directors.

                             NOMINEES FOR ELECTION

  All members of the Board of Directors of the Company will be elected to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and have qualified. All seven nominees currently serve as directors of the Company. The following table sets forth information with respect to each nominee for election as a director which has been furnished by each such nominee. For more detailed information with respect to Common Stock ownership by nominees, see the table in the section of this Proxy Statement captioned "Principal Stockholders", including the footnotes thereto.

                                                                 SHARES OF COMMON
                                                                    STOCK OWNED
                                                                   BENEFICIALLY,
                                                                    DIRECTLY OR
                                                                 INDIRECTLY, AS OF PERCENT
      NAME AND AGE               PRINCIPAL OCCUPATION (1)        NOVEMBER 27, 1995 OF CLASS
      ------------               ------------------------        ----------------- --------
Gordon A. Cain (83).....  Chairman of the Board of the               6,632,850       11.9
                          Company(2)
J. Virgil Waggoner (68).  President and Chief Executive Officer      4,112,438        7.4
                          of the Company
William A. McMinn (65)..  Chairman of the Board of Arcadian             84,579          *
                          Corporation(3)
James J. Kerley (73)....  Financial Consultant(4)                      144,579          *
Gilbert M. A. Portal      President of GMH International(5)                 --          *
 (65)...................
Frank J. Pizzitola (72).  Limited Managing Director of Lazard           10,000          *
                          Freres & Co., LLC(6)
Raymond R. Knowland       Industrial Consultant(7)                       2,500          *
 (65)...................

--------
 * Less than one percent.
(1) Unless otherwise indicated below, each director has held his position in his principal occupation for more than five years. Except for Messrs. Pizzitola and Knowland, who have served as directors from October 1992 and December 1992, respectively, all nominees have served continuously as directors since 1986. Additionally, Messrs. Cain and Waggoner have served continuously since 1986 in their positions of Chairman of the Board of the Company and President and Chief Executive Officer of the Company, respectively. For background information on Mr. Waggoner, see the section of this Proxy Statement captioned "Executive Officers of the Company."
(2) Mr. Cain was Chairman of the Board of The Sterling Group, Inc., a firm organized in 1982 that specializes in leveraged acquisitions, from August 1982 until December 31, 1992. Prior to organizing The Sterling Group, Inc., Mr. Cain was involved in the purchase of a variety of businesses and provided consulting services to these and other companies. Mr. Cain was the Chairman of the Board of Vista Chemical Company from July 1984 until October 1986 and Chairman of the Board of Cain Chemical, Inc. from its organization in March 1987 until its acquisition by Occidental Petroleum Corporation in May 1988. Mr. Cain has been on the Board of Directors of Arcadian Corporation since May 1989 and Atlantic Coast Airlines, Inc. since November 1991. Mr. Cain has been Chairman of the Board of Ultrair, Inc. since November 1992. Mr. Cain is President of Beta Consulting, Inc., a consulting and investment company and became Chairman of the Board of Agennix Corporation and Lexicon Genetics in 1994 and 1995, respectively, both start-up biomedical companies. Mr. Cain has served as Chairman of the Company's Board of Directors since 1986.
(3) Mr. McMinn was Corporate Vice President and Manager of the industrial chemical group of FMC Corporation, a manufacturer of machinery and chemical products, from 1973 through 1985, when he retired. He became President and Chief Executive Officer of Cain Chemical, Inc., a producer of petrochemicals, in 1987 and served in that capacity until its acquisition by Occidental Petroleum in May 1988. He became Chairman of the Board of Directors of Arcadian Corporation, a fertilizer manufacturer, in August 1990. He has been a director of PM Holdings Corporation and its principal operating subsidiary, Purina Mills, Inc., a leading manufacturer of animal nutrition products, since October 1993.

(4) Mr. Kerley has principally been a financial consultant since his retirement in January 1986. From January 1993 through December 1994, however, he served as Chairman of the Board of Rohr, Inc. From September 1981 through December 1985 he was Vice Chairman of the Board of Directors and Chief Financial Officer of Emerson Electric Co. For eleven years prior thereto, Mr. Kerley was Chief Financial Officer of Monsanto Company. Mr. Kerley is a director of Atlantic Coast Airlines, Inc., Borg Warner Automotive, Inc., DT Industries, Inc. and ESCO Electronics Corporation. During the past five years, Mr. Kerley has been, but is no longer, a member of the Boards of Directors of various other corporations, including Mercantile Bancorporation, Mercantile Bank, N.A., GenCorp, Rohr Industries, Inc., Cetus Corporation, Kellwood Company and Cyprus Minerals.
(5) Mr. Portal was President of Elf Aquitaine Petroleum, an oil and gas exploration and production company and a division of Elf Aquitaine, Inc., and Senior Vice President of Elf Aquitaine, Inc. from 1982 to 1989. Mr. Portal was Chairman and Chief Executive Officer of Elf Exploration, Inc. from 1989 to 1990. In February 1990, he became Secretary General of the European Petroleum Industry Association, a position he held until June 1995. In July 1995, Mr. Portal became President of GMH International, an international oil and gas consulting firm. He is currently a director of Sonat Offshore Drilling, Inc.
(6) Mr. Pizzitola has been a Limited Managing Director of Lazard Freres & Co., LLC, New York since January 1994 and was a General Partner thereof from 1973 through 1993. Mr. Pizzitola has been, but is no longer, a member of the Boards of Directors of I-T-E Imperial, Allied Chemical Co., Pirelli Enterprises Corp., Grand Metropolitan plc, Lyonnaise des Eaux, Westmark International, Inc. and UWR Corporation. He is currently a director of Lyonnaise American Holdings, Inc. and Sipex Corporation.
(7) Mr. Knowland held various directorships and executive positions for British Petroleum Company plc ("BP") and certain of its subsidiaries from 1980 until April 1, 1992, including his positions as a Managing Director of BP from March 1990 to March 1992, Chief Executive Officer of BP Chemicals (International) Ltd. from December 1983 through March 1990 and Chairman thereof from March 1990 to March 1992. Since that time he has been an industrial consultant. He is currently a director of Laporte plc, British Nuclear Fuels plc, Sentrachem International Holdings Ltd. and the British Standards Institution.

INFORMATION CONCERNING OPERATION OF THE BOARD OF DIRECTORS

  In order to facilitate the various functions of the Board of Directors, the Board has created two committees: an Audit Committee and a Compensation Committee. The Board does not have a nominating committee.

  The members of the Audit Committee are Messrs. Kerley (Chairman), Portal, Pizzitola and Knowland. The functions of the Audit Committee are to recommend to the Board of Directors the retention or discharge of the Company's independent auditors; review and approve the engagement of the independent auditors to conduct audits of the Company, including the scope, extent and procedures of the audits and the fees to be paid therefor; review, in consultation with the independent auditors, the audit results and their proposed opinion letters or audit reports and any related management letters; review and approve the audited financial statements of the Company; consult with the independent auditors and management of the Company, together or separately, on the adequacy of internal accounting controls and review the results thereof; review the independence of the independent auditors; review and approve the engagement of the independent auditors for non-audit services; direct and supervise investigations into matters within the scope of the Audit Committee's duties; and perform such other functions as may be necessary or appropriate in the efficient discharge of its duties.

  The members of the Compensation Committee are Messrs. McMinn (Chairman), Cain, Portal, Pizzitola and Knowland. The functions of the Compensation Committee include discussing, modifying (if appropriate) and approving the recommendations of management with regard to the compensation arrangements of the

Company's Chief Executive Officer and other executive officers, recommending and administering those employee benefit plans that provide benefits to the Company's executive officers and performing such other functions as may be necessary or appropriate in the efficient discharge of its duties.

  During the year ended September 30, 1995, the Board of Directors held five meetings, the Audit Committee held three meetings and the Compensation Committee held two meetings. No director attended fewer than 75% of all director and committee meetings.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

  The following table summarizes the compensation paid by the Company for the three fiscal years ended September 30, 1995, to (i) its Chief Executive Officer and (ii) its four most highly compensated executive officers whose salary and bonus received from the Company for services rendered during fiscal 1995 exceeded $100,000 and who were serving as executive officers at the end of fiscal 1995 (collectively, the "Named Executive Officers"). The Company's executive officers, including the Named Executive Officers, are referred to collectively as the "Executive Officers."

                                                       LONG-TERM COMPENSATION
                                                   -------------------------------
                                   ANNUAL
                               COMPENSATION(3)                 AWARDS                PAYOUTS
                              -----------------    ------------------------------- ------------
                                                   RESTRICTED  SECURITIES
                                                     STOCK     UNDERLYING   LTIP    ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS       AWARD(S)  OPTIONS/SARS PAYOUTS COMPENSATION
        POSITION         YEAR  ($)(1)   ($)(2)        ($)         (#)        ($)      ($)(4)
   ------------------    ---- -------- --------    ---------- ------------ ------- ------------
J. Virgil Waggoner,..... 1995 $325,000 $506,851     $   -0-       -0-       $-0-     $ 9,675
 President and           1994  279,166  134,987         -0-       -0-        -0-       1,916
 Chief Executive Officer 1993  275,000      -0-         -0-       -0-        -0-      11,452
Robert W. Roten,........ 1995  205,000  266,394         -0-    20,000/-0-    -0-       9,364
 Executive Vice
  President and          1994  177,500   71,579         -0-       -0-        -0-       8,817
 Chief Operating Officer 1993  175,000      -0-         -0-       -0-        -0-       9,450
Robert N. Bannon,....... 1995  180,000  233,906         -0-    15,000/-0-    -0-       9,045
 President--Sterling     1994  152,500   61,353         -0-       -0-        -0-       7,561
 Pulp Chemicals, Ltd.    1993  150,000      -0-         -0-   -0-/262,500    -0-       8,100
Richard K. Crump,....... 1995  180,000  233,906         -0-    15,000/-0-    -0-       9,045
 Vice President--        1994  152,500   61,353         -0-       -0-        -0-       7,561
 Commercial              1993  150,000      -0-         -0-       -0-        -0-       8,100
Jim P. Wise,............ 1995  180,000  413,906(5)  186,975    12,500/-0-    -0-       1,620
 Vice President--Finance 1994    3,409      -0-         -0-       -0-        -0-          31
 and Chief Financial
  Officer                1993      -0-      -0-         -0-       -0-        -0-         -0-

--------
(1) Includes amounts deferred under the Company's 401(k) Savings and Investment Plan.
(2) Paid pursuant to the Company's Profit Sharing Plan.
(3) No Named Executive Officer received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for 1995 in the Summary Compensation Table.
(4) For fiscal year 1995, All Other Compensation includes matching contributions paid by the Company pursuant to the Company's 401(k) Savings and Investment Plan, as follows: Mr. Waggoner, $6,750, Mr. Roten, $7,519, Mr. Bannon, $7,425, Mr. Crump, $7,425 and Mr. Wise, $0; and premiums for group term life insurance paid by the Company as follows: Mr. Waggoner, $2,925, Mr. Roten, $1,845, Mr. Bannon, $1,620, Mr. Crump, $1,620 and Mr.
    Wise, $1,620.
(5) In addition to payments pursuant to the Company's profit sharing plan, this amount includes an additional $90,000 in cash and the value of 12,000 shares of Common Stock awarded to Mr. Wise. On the date of the award, the fair market value of the Common Stock was $7.50 per share.

OPTION GRANTS IN LAST FISCAL YEAR

  The following sets forth certain information relating to options granted in fiscal 1995 to purchase shares of Common Stock of the Company.

                                                                              POTENTIAL REALIZABLE
                                                                                     VALUE
                                                                               AT ASSUMED ANNUAL
                                      PERCENT OF                                     RATES
                          NUMBER OF     TOTAL                                    OF STOCK PRICE
                         SECURITIES    OPTIONS                                  APPRECIATION FOR
                         UNDERLYING   GRANTED TO   EXERCISE                      OPTION TERM(2)
                           OPTIONS   EMPLOYEES IN  PRICE(1)     EXPIRATION    --------------------
          NAME           GRANTED (#) FISCAL YEAR  (PER SHARE)     DATE(3)      0%    5%      10%
          ----           ----------- ------------ ----------- --------------- ---- ------- -------
J. Virgil Waggoner......      -0-        -0-            --                 -- $-0- $   -0- $   -0-
Robert W. Roten.........   20,000         24%       $13.50    October 1, 2004  -0- 169,802 430,310
Robert N. Bannon........   15,000         18%        13.50    October 1, 2004  -0- 127,351 322,733
Richard K. Crump........   15,000         18%        13.50    October 1, 2004  -0- 127,351 322,733
Jim P. Wise.............   12,500         15%        13.50    October 1, 2004  -0- 106,126 268,944

--------
(1) Options were granted at 100% of fair market value on the date of grant.
(2) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from October 1, 1994 (the date of grant of the options awarded) to October 1, 2004 (the date of expiration of such options) of 0%, 5% and 10%. Based on these assumed annual rates of stock price appreciation of 0%, 5% and 10%, respectively, the Company's stock price at October 1, 2004 is projected to be $13.50, $21.99 and $35.02, respectively. These assumptions are not intended to forecast future appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above. Optionees will not realize value under their option grants without stock price appreciation which will benefit all stockholders. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
(3) The options granted on October 1, 1994 are exercisable from the third through the tenth anniversaries of the date of grant.

AGGREGATED SAR EXERCISES IN FISCAL 1995 AND YEAR-END OPTION/SAR VALUES

  The following table provides information on SAR exercises in fiscal 1995 by the Named Executive Officers and the value of such officers' unexercised options and SARs at September 30, 1995.

                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS
                                                       OPTIONS/SARS             AT SEPTEMBER 30, 1995
                            SHARES      VALUE   AT SEPTEMBER 30, 1995 (#)              ($)(2)
                         ACQUIRED ON  REALIZED  --------------------------    -------------------------
          NAME           EXERCISE (#)    ($)    EXERCISABLE UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           ------------ --------- ----------- --------------    ----------- -------------
J. Virgil Waggoner......     -0-      $     -0-     -0-                -0-       $-0-      $       -0-
Robert W. Roten.........     -0-            -0-     -0-         20,000/-0-        -0-          -0-/-0-
Robert N. Bannon........     -0-      1,004,883     -0-     15,000/131,250(1)     -0-      -0-/557,813
Richard K. Crump........     -0-            -0-     -0-         15,000/-0-        -0-          -0-/-0-
Jim P. Wise.............     -0-            -0-     -0-         12,500/-0-        -0-          -0-/-0-

--------
(1) In September, 1992, the Company initiated a Stock Appreciation Rights ("SAR") Program (the "Program") pursuant to the Omnibus Stock and Incentive Plan, to provide additional compensation to certain Executive Officers and other employees of the Company. Under the Program, the Company offered each participant the right to purchase a specified number of shares of the Company's Common Stock and granted 20 SARs for each share purchased. In fiscal 1993, Mr. Bannon purchased 13,125 shares and was granted 262,500 SARs. During fiscal 1995, the participants unanimously agreed, at the Company's request, to amend the Program to, among other things, limit the potential value of the SARs by placing a ceiling on the amounts that the Company may be required to pay upon exercise of the SARs. Under the amended Program, Mr. Bannon exercised 25% of his SARs on October 10, 1994 and an additional 25% of his SARs on September 1, 1995 for the fixed amount payable to him of $9.00 and $6.31 per SAR, respectively, and is permitted to exercise up to 50% and 100% of his remaining SARs on September 1, 1996, and September 1, 1997, respectively, limited by the maximum amount payable on such dates of $10.00 per SAR and $11.00 per SAR, respectively, provided he is still employed by the Company on such date. The amounts indicated in the column entitled "Value Realized ($)" represent the amount paid to the holder of the SARs upon exercise thereof.
(2) An "In-the-Money" option or SAR is an option or SAR for which the market price on the date the option or SAR was granted is less than the market price of the Common Stock at September 30, 1995. All of the value shown reflects stock price appreciation since the granting of the option or SAR, as the case may be.

PENSION PLANS

  The Company has established a defined benefit Salaried Employees' Pension Plan (the "Pension Plan") covering substantially all salaried employees, including the Company's Executive Officers. Pension costs are borne solely by the Company and determined annually on an actuarial basis with contributions made accordingly. The pension benefits payable under the Pension Plan for individuals hired by Monsanto Company ("Monsanto") (from which the Company acquired its Texas City facilities) prior to April 1, 1986 are based on such individual's vesting percentage times years of service multiplied by 1.4% of Average Earnings (as defined). Individuals hired by Monsanto on or after April 1, 1986 and other individuals hired by the Company receive a pension payable under the Pension Plan based on such individual's vested percentage times years of service multiplied by 1.2% of Average Earnings (as defined). Average Earnings excludes, among other things, amounts received under the Company's Profit Sharing Plan and is generally defined as the greater of (i) average compensation received during the highest three of the final five calendar years of employment or (ii) average compensation received during the final 36 months of employment. Compensation covered by the Pension Plan consists of base salary only.

  For those Company employees who were (i) employed by the Company prior to October 1, 1986, (ii) previously employed by Monsanto and (iii) accruing a Monsanto pension plan benefit, the Company recognizes Monsanto pension plan years of service offset by any vested benefit under the Monsanto pension plan. For those Company employees as of August 21, 1992 who were (i) previously employed by Albright & Wilson based in the United States and (ii) participants in the Tenneco, Inc. Retirement Plan, the Company recognizes Tenneco, Inc. Retirement Plan years of service offset by any vested benefit under that plan. A participant will become vested only after five years of service.

  Table A illustrates the annual normal retirement benefits payable under the Pension Plan based on 1.4% of Average Earnings, without reduction for any offset amounts. Table B illustrates the annual normal retirement benefits payable under the Pension Plan based on 1.2% of Average Earnings, without reduction for any offset amounts. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Pension Plan without substantial change and payment in the form of a single life annuity.

                                    TABLE A

                                                        YEARS OF SERVICE
                                                 -------------------------------
      AVERAGE EARNINGS                             10      20      30      40
      ----------------                           ------- ------- ------- -------
      $ 50,000.................................. $ 7,000 $14,000 $21,000 $28,000
       100,000..................................  14,000  28,000  42,000  56,000
       150,000..................................  21,000  42,000  63,000  84,000
       200,000..................................  21,000  42,000  63,000  84,000
       250,000..................................  21,000  42,000  63,000  84,000
       300,000..................................  21,000  42,000  63,000  84,000
       350,000..................................  21,000  42,000  63,000  84,000
       400,000..................................  21,000  42,000  63,000  84,000

                                    TABLE B

                                                        YEARS OF SERVICE
                                                 -------------------------------
      AVERAGE EARNINGS                             10      20      30      40
      ----------------                           ------- ------- ------- -------
      $ 50,000                                   $ 6,000 $12,000 $18,000 $24,000
       100,000..................................  12,000  24,000  36,000  48,000
       150,000..................................  18,000  36,000  54,000  72,000
       200,000..................................  18,000  36,000  54,000  72,000
       250,000..................................  18,000  36,000  54,000  72,000
       300,000..................................  18,000  36,000  54,000  72,000
       350,000..................................  18,000  36,000  54,000  72,000
       400,000..................................  18,000  36,000  54,000  72,000

  The benefits under the Pension Plan are computed by multiplying Average Earnings by credited years of service times the respective percentages referred to above. The benefits payable under the Pension Plan are not reduced by any benefits payable under Social Security or other offset amounts. The benefits payable to Table A participants are reduced by the amount of pension benefits which participants may be entitled to under Monsanto's pension plan. The number of credited years of service of each of the Named Executive Officers are as follows: J. Virgil Waggoner--39 years; Robert W. Roten--34 years; Richard K. Crump--9 years; Robert N. Bannon--24 years; and Jim P. Wise--1 year.

PENSION BENEFIT EQUALIZATION PLAN

  The Company maintains the Sterling Chemicals, Inc. Pension Benefit Equalization Plan (the "Equalization Plan"). The Equalization Plan provides additional benefits to employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986, as amended. The additional benefits provided by the Equalization Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the application of such limitations. All employees who participate in the Pension Plan are eligible to participate in the Equalization Plan. Benefits have been paid to participants under the Equalization Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

  The Company maintains the Sterling Chemicals, Inc. Supplemental Employee Retirement Plan (the "Supplemental Plan"). The Supplemental Plan also provides additional benefits to certain employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited because such employee's annual compensation is in excess of $150,000 or because certain Social Security integration benefits were removed from the Pension Plan. The additional benefits provided by the Supplemental Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the applications of such limitations. Only those employees who are a part of management or are "highly compensated" and are selected by the Compensation Committee may participate in the Supplemental Plan. No benefits have been paid to participants under the Supplemental Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

  Assuming retirement at age 65, or their current age, if older, and the continuation of their current levels of base salary until such retirement, total retirement benefits under the Equalization Plan and/or the Supplemental Plan payable to Messrs. Waggoner, Roten, Crump, Bannon, and Wise will be $122,003, $86,098, $53,616, $85,389, and $30,847 per year, respectively, reduced by the value of the benefits payable under the Pension Plan, which are $71,761, $62,148, $44,680, $69,105, and $25,706 per year, respectively.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

  The Company's executive compensation program is administered by the Compensation Committee of the Company's Board of Directors, which is composed of the non-employee directors listed at the end of this report. The Committee's role is to discharge the compensation responsibilities of the Board of Directors. In discharging its functions, the Committee discusses, modifies (if appropriate) and approves the recommendations of management with regard to the compensation arrangements of the Company's Executive Officers, including the Chief Executive Officer, and the other Executive Officers of the Company who are named in the Summary Compensation Table. Additionally, the Compensation Committee recommends and administers those employee benefit plans that provide benefits to the Executive Officers. This report sets forth the major components of Executive Officer compensation and the basis upon which the Compensation Committee determined Executive Officer compensation (including the compensation of the Chief Executive Officer) for the past three fiscal years ended September 30, 1995.

 Compensation Policy and Guidelines

  The goals of the Company's compensation policy are to align executive compensation with the Company's long-term business objectives and performance, to enable the Company to attract and retain high-quality Executive Officers and other employees who will contribute to the long-term success of the Company and to reward its Executive Officers and other employees for their successful efforts in attaining objectives beneficial to the growth and profitability of the Company.

  The executive compensation program for fiscal year 1995, as in past years, consisted primarily of (1) base salaries, which are not related directly to the Company's performance but which are set below median levels based on comparative industry data, and (2) profit sharing bonuses, which are entirely based upon the Company's performance, to be paid out of the Company's Salaried Employees' Profit Sharing Plan ("Plan").

  Since its inception, the Company has maintained the philosophy that compensation of its Executive Officers and others should be directly and substantially related to the Company's operating performance. This philosophy is effectuated by weighing executive compensation heavily towards profit sharing payments based on the Company's performance. As a result of this philosophy, in years when the Company has had extraordinary success, its Executive Officers have been well compensated and in less profitable years, the Executive Officers' compensation has been negatively impacted to a substantial degree. The Board of Directors and the Compensation Committee believe that the base salary plus profit sharing structure provides proper incentives to the Executive Officers by directly relating their compensation to the Company's performance.

  Pursuant to the Plan, profit sharing payments are based on the Company's earnings before deducting interest, taxes, depreciation, amortization and SAR accruals above an amount designated by the Compensation Committee ("Threshold Level"). The Threshold Level must be reached before any profit sharing bonuses are awarded. Once the Threshold Level is met, profit sharing bonuses are awarded based upon certain percentages of performance above the Threshold Level. The Threshold Level is established annually and is intended to provide for all major cash operating expenditures of the Company, such as debt service, capital needs and taxes. In general, the calculations used to determine the Threshold Level on an annual basis would not allow a profit sharing percentage to accrue if there were no profits.

  The Compensation Committee and the Board of Directors believe that the executive compensation program, and the incentives related to profit sharing, should be carried throughout the Company. As a result, the Plan is similar to the plan in which all other employees of the Company participate. The Compensation
--------
(1) Notwithstanding Securities and Exchange Commission ("SEC") filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, the Board Compensation Committee Report on Executive Compensation shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

Committee and the Board of Directors believe that the Plan and the profit sharing plan in effect for the Company's other employees have been responsible for a great deal of the Company's success and have resulted in a motivated and efficient work force.

  While the Compensation Committee generally follows these guidelines, the Compensation Committee may from time to time provide additional compensation to the Company's Executive Officers in connection with promotions, assignments of additional responsibilities, or other factors which, in the Compensation Committee's opinion, merit compensation increases. On October 25, 1995, the compensation Committee awarded Mr. Jim P. Wise $90,000 in cash and 12,000 shares of Common Stock. On the date of the award, the fair market value of the Common Stock was $7.50 per share. This award was made in recognition of Mr. Wise's performance of his responsibilities as Chief Financial Officer during fiscal 1995 including a comprehensive and successful debt restructuring for the Company.

  The Executive Officers own a substantial number of shares of the Company's Common Stock. Additionally, the Executive Officers and other employees currently are eligible to acquire interests in Company stock through the Company's Employee Stock Ownership Plan ("ESOP"), and certain Executive Officers have been granted stock options, shares of restricted stock and SARs all pursuant to the Omnibus Stock and Incentive Plan. The Committee believes that the current substantial Common Stock ownership levels of Executive Officers, their participation in the Company's ESOP and grants of stock options, restricted stock and SARs further encourage long-term performance and Company growth by more closely aligning the Executive Officers' interests with the equity owners' interests.

  The principal elements of the compensation program for the Executive Officers, including the Chief Executive Officer, for fiscal year ended September 30, 1995 are explained in more detail below.

  Base Salary. The Compensation Committee determines base salary levels of the Executive Officers, including the Chief Executive Officer, by referring to published industry reports and surveys on executive compensation, then sets the base salary levels below base salary medians of executive officers in other chemical companies with annual sales of less than $1 billion. Base salaries for Executive Officers, including the Chief Executive Officer, are not related directly to the Company's performance. In fiscal year 1995, the base salaries for the Executive Officers, including the Chief Executive Officer, whose base salary was $325,000, were well below median industry levels of comparably sized chemical companies.

  Profit Sharing. The Threshold Level of performance designated by the Compensation Committee for fiscal year 1995 of $89 million was exceeded by approximately $195 million. Accordingly, profit sharing bonuses aggregating $1,474,963 were paid for fiscal year 1995 performance to the Named Executive Officers, including the Chief Executive Officer, whose profit sharing bonus was $506,851.

  The Compensation Committee believes that the 1995 compensation levels disclosed in this Proxy Statement are reasonable and appropriate.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mr. William A. McMinn (Chairman)
Mr. Gordon A. Cain
Mr. Gilbert M. A. Portal
Mr. Frank J. Pizzitola
Mr. Raymond R. Knowland

COMPENSATION ARRANGEMENTS FOR AND TRANSACTIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

  Members of the Board of Directors of the Company, other than those directors who are employees of the Company, receive a fee of $16,000 per year and an attendance fee of $600 per meeting and are reimbursed for travel expenses for their services as directors. Members of the Board of Directors of the Company who are employees of the Company do not receive a fee for their services as directors.

  The Company maintains the Sterling Chemicals, Inc. Amended and Restated Stock Appreciation Rights Plan for Non-Employee Directors (the "SAR Plan") for the benefit of certain non-employee members of the Board of Directors. Pursuant to the SAR Plan, each member of the Board of Directors at the time of the adoption of the SAR Plan who was not an employee of the Company or any of its subsidiaries (a "Participant") was awarded 40,000 SARs on January 27, 1993 at a base price of $4.00 per SAR. The aggregate number of SARs that were awarded to all Participants under the SAR Plan is 200,000. The SAR Plan was amended in October 1994 to limit the potential value of the SARs by placing a ceiling on the amounts that the Company may be required to pay upon the exercise of the SARs. Participants were given greater flexibility with respect to the dates on which they may exercise their SARs. Under the amended Program, each Participant exercised 25% of his SARs on October 10, 1994 and an additional 25% of his SARs on September 1, 1995 for the fixed amount payable to him of $9.00 and $6.31 per SAR, respectively, and is permitted to exercise up to 50%, and 100% of his remaining SARs on September 1, 1996, and September 1, 1997, respectively, limited by the maximum amount payable on such dates of $10.00 per SAR and $11.00 per SAR, respectively, provided the Participant is a member of the Board of Directors on each such date. All unexercised SARs terminate at 12:01 a.m. on September 2, 1997.

STOCK PERFORMANCE GRAPH

  The following Stock Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period with the cumulative total return of the Standard & Poor's Stock Index and the Standard & Poor's Chemicals Index. The graph assumes $100 was invested on September 30, 1990 in the Company's Common Stock, the S&P 500 Index and the S&P Chemicals Index and that dividends were reinvested.

  There can be no assurance as to future trends in the cumulative total return of the Company's Common Stock or of the following indices. The Company does not make or endorse any predictions as to future stock performance.


                         [GRAPH APPEARS HERE]
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        BASED ON $100 INVESTED ON SEPTEMBER 30, 1990 IN STOCK OR INDEX-
                     INCLUDING REINVESTMENT OF DIVIDENDS.
                       FISCAL YEAR ENDING SEPTEMBER 30.

                              SEP-90    SEP-91   SEP-92   SEP-93   SEP-94  SEP-95
                              ------    -------  -------  ------  -------  ------
Sterling Chemicals, Inc.      $100      $ 96     $ 79     $ 73     $270    $165
S & P 500                     $100      $131     $146     $165     $171    $221
S & P Chemicals               $100      $147     $161     $173     $228    $271

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership, as "beneficial ownership" is defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the Common Stock as of November 27, 1995, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(ii) each director and nominee for director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all of the directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The information is based upon information furnished to the Company by each individual or entity named below.

                                                      AMOUNT AND
                                                      NATURE OF
                                                      BENEFICIAL     PERCENT OF
                                                     OWNERSHIP OF   OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                 COMMON STOCK   COMMON STOCK
------------------------------------                 ------------   ------------
Gordon A. Cain......................................  6,632,850(1)      11.9
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
J. Virgil Waggoner..................................  4,112,438(2)       7.4
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
William A. McMinn...................................     84,579            *
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
James J. Kerley.....................................    144,579            *
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
Gilbert M. A. Portal................................         --           --
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
Frank J. Pizzitola..................................     10,000            *
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
Raymond R. Knowland.................................      2,500            *
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
Robert W. Roten.....................................    996,734(3)       1.8
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
Robert N. Bannon....................................    175,623(4)         *
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312

                                               AMOUNT AND
                                               NATURE OF
                                               BENEFICIAL           PERCENT OF
                                              OWNERSHIP OF         OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER          COMMON STOCK         COMMON STOCK
------------------------------------          ------------         ------------
Richard K. Crump.............................     476,072(5)              *
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
Jim P. Wise..................................      13,850                 *
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312
All executive officers and directors of the
 Company as a group
 (14 persons)................................  12,800,986(1)(2)(6)     23.0

--------
* Less than 1%
(1) Includes 375,000 shares held in Mr. Cain's Keogh Plan, over which Mr. Cain has sole voting power and includes 2,100,000 shares with respect to which Mr. Cain disclaims beneficial ownership, held by a private family foundation for which Mr. Cain serves as the Chairman of the Board of Trustees and has shared voting and disposition powers.
(2) Includes 50,602 shares held by Mr. Waggoner's wife, with respect to which Mr. Waggoner disclaims beneficial ownership. Includes 76,716 shares over which Mr. Waggoner has sole voting power held by Merrill Lynch Trust Company of Texas ("Merrill Lynch"), as Trustee of the Sterling Chemicals, Inc. Employee Stock Ownership Plan ("ESOP") as of September 30, 1995 and allocated to Mr. Waggoner's account.
(3) Includes 48,586 shares over which Mr. Roten has sole voting power held by Merrill Lynch, as Trustee of the ESOP as of September 30, 1995 and allocated to Mr. Roten's account.
(4) Includes 28,475 shares over which Mr. Bannon has sole voting power held by Merrill Lynch, as Trustee of the ESOP as of September 30, 1995 and allocated to Mr. Bannon's account.
(5) Includes 36,930 shares over which Mr. Crump has sole voting power held by Merrill Lynch, as Trustee of the ESOP as of September 30, 1995 and allocated to Mr. Crump's account.
(6) Includes 216,581 shares held by Merrill Lynch, as Trustee of the ESOP and allocated through September 30, 1995 to the accounts of such officers.

  Employees of the Company, including the Company's Executive Officers, own 6,041,330 shares of Common Stock through the ESOP, which represents 10.9% of the outstanding shares. These shares are held of record by Merrill Lynch, as trustee of the ESOP, who disclaims beneficial ownership of the shares. The ESOP shares are allocated to the account of each employee who has sole voting power of their respective ESOP shares.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following list sets forth the names, ages and offices of the executive officers of the Company. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

NAME AND AGE                                POSITION WITH THE COMPANY
------------                                -------------------------
J. Virgil Waggoner (68)......... President, Chief Executive Officer and Director
                                 Executive Vice President and Chief Operating
Robert W. Roten (61)............  Officer
                                 Vice President--Finance and Chief Financial
Jim P. Wise (52)................  Officer
Richard K. Crump (49)........... Vice President--Commercial
Robert N. Bannon (50)........... Vice President--Operations, President Sterling
                                  Pulp Chemicals, Ltd.
F. Maxwell Evans (51)........... Vice President, General Counsel and Secretary
                                 Vice President--Human Resources and
Robert O. McAlister (56)........  Administration
Stewart H. Yonts (50)........... Treasurer

  From 1950 to 1980 Mr. Waggoner was employed by Monsanto Company, last serving as Group Vice President and Managing Director of Monsanto's Plastics and Resins Company. Mr. Waggoner was President of El Paso Products Company (now a subsidiary of Rexene Corporation), a commodity chemicals and plastics company, from 1980 to 1983 and was a self-employed industry consultant from 1983 to 1986. Mr. Waggoner has been on the Boards of Directors of Kirby Corporation and Mail-Well Holdings, Inc. since July 1993 and February 1994, respectively. Mr. Waggoner has served as President of the Company since 1986.

  Mr. Roten spent the first 25 years of his career with Monsanto Company and served as Vice President for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a Houston-based petrochemical and plastics marketing firm, from 1983 until 1986. He served as Vice President-Commercial of the Company from August 1986 until September 1991, when he became Vice President-Corporate Development. Mr. Roten became Executive Vice President and Chief Operating Officer of the Company in April 1993.

  Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and a member of the Board of Directors from November 1982 until September 1991. From September 1991 to July 1994, he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc. Mr. Wise joined the Company on September 26, 1994 as Vice President-Finance and Chief Financial Officer.

  Mr. Crump was Vice President of Materials Management for El Paso Products Company from 1976 through 1983 and Vice President of Sales for Rammhorn Marketing from 1984 to August 1986. He served as Director-Commercial of the Company from August 1986 until October 1991, when he became Vice President-Commercial.

  Mr. Bannon was employed by Monsanto Company for 15 years, most recently as Manager, Strategic Operations-Sales. He became a Director in the Company's Commercial Department in August 1986. He became the Director of Manufacturing for the Company in October 1989, and served in that capacity until he became Vice President-Operations in October 1991. Mr. Bannon has been the President of Sterling Pulp Chemicals, Ltd. since August 1992 and is a Director of Mainland Bank in Texas City, Texas.

  Mr. Evans was a partner in the law firm of Bracewell & Patterson of Houston, Texas from 1979 through December 1991. He received an LL.M. in Environmental Law in August 1992. He became General Counsel and Secretary of the Company on September 1, 1992 and was promoted to Vice President, General Counsel and Secretary on July 26, 1995.

  Mr. McAlister was employed by Champlin Petroleum Company, a subsidiary of Union Pacific Corporation from 1974 to 1987 where he held a variety of positions in Human Resources, Marketing and Strategic Planning. In 1987, he joined Champlin Refining and Chemicals, Inc., a joint venture between Champlin Petroleum and PDVSA, the national oil company of Venezuela, as Vice-President of Human Resources. He joined the Company in 1991 as Director of Human Resources and was promoted to Vice President-Human Resources and Administration on July 26, 1995.

  Mr. Yonts was employed by Tenneco, Inc. from 1976 to 1980, last serving as Tax Counsel. Mr. Yonts was Tax Manager of Home Petroleum Corporation from 1980 to 1982 and Director of Taxes of MCO Resources, Inc., a natural resources company, from 1982 to 1986. He joined the Company as Tax Manager in August 1986 and served as Manager of Taxes and Benefits Accounting from November 1989 until he became the Treasurer on October 1, 1994.

                            EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Solicitations of proxies are being made by the Company through the mail, and may also be made in person or by telephone. Employees and directors of the Company may be utilized in connection with such solicitation. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  On October 25, 1995, the Audit Committee of the Board of Directors of the Company recommended and the Board of Directors of the Company approved the engagement of the firm of Arthur Andersen LLP ("Arthur Andersen") as its independent auditors for the year ending September 30, 1996, to replace the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"). The termination by the Company of the engagement of Coopers & Lybrand was effective upon the completion of the audit for the year ended September 30, 1995, and the filing of the Company's Annual Report on Form 10-K for such year.

  During the two most recent fiscal years and the subsequent interim period through October 30, 1995, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their report to the subject matter of the disagreement.

  During the two most recent fiscal years and the subsequent interim period through October 30, 1995, the Company has not been advised by Coopers & Lybrand of any of the reportable events listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K and during such period the Company has not consulted with Arthur Andersen regarding any matter referenced under Item 304(a)(2) of Regulation S-K.

  The audit reports of Coopers & Lybrand on the consolidated financial statements of the Company as of and for the fiscal years ended September 30, 1995 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph noting that the Company changed its method of accounting for income taxes effective October 1, 1993.

  The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen and, unless authority to vote for the appointment is withheld, all shares represented by proxies will be voted for the appointment. The ratification of the appointment will require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

  Representatives of Arthur Andersen and Coopers & Lybrand will be present at the Annual Meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  In order for stockholder proposals to be included in the Company's Proxy Statement and proxy relating to the Company's 1997 Annual Meeting of Stockholders, such proposals must be received by the Company at its principal executive offices not later than August 23, 1996.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own 10% of a registered class of the Company's equity securities (the "Reporting Persons"), to file reports regarding their ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from certain of the Reporting Persons, the Company believes that during fiscal 1995, the Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that Mr. Paul G. Vanderhoven, who served as the Company's principal accounting officer in fiscal 1995, inadvertently failed to timely report one stock purchase.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment on such matters.

  Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed stamped envelope at your earliest convenience.

                                          By Order of the Board of Directors

                                          /s/ F. MAXWELL EVANS

                                          F. Maxwell Evans
                                          Secretary